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                                                                    Exhibit 99.1

                                PeopleSoft, Inc.
                               4460 Hacienda Drive
                          Pleasanton, California 94588

                                 March 20, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Report of Independent Public Accountants by Arthur Andersen

Ladies and Gentlemen:

In connection with the delivery of the Report of Independent Public Accountants relating to the audit of the consolidated balance sheets of PeopleSoft, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended by Arthur Andersen LLP ("Arthur Andersen") which has been included by PeopleSoft in its annual report on Form 10-K for the fiscal year ended December 31, 2001, Arthur Andersen has represented to PeopleSoft that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                    Very truly yours,

                                    PeopleSoft, Inc.


                                    By:   /s/ KEVIN T. PARKER
                                          -------------------
                                              Kevin T. Parker
                                              Executive Vice President and Chief
                                              Financial Officer